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                                                                Exhibit 99(h)(9)

     SECURITIES LENDING AGREEMENT ("Lending Agreement"), dated as of October 15, 2002, between each of the JPMorgan Funds listed on Exhibit A hereto (each a "Lender"), having its principal place of business at 522 Fifth Avenue, New York, New York 10036, and JPMorgan Chase Bank ("Bank"), having its principal place of business at 270 Park Avenue, New York, New York 10017-2070.

     It is hereby agreed as follows:

SECTION 1 - DEFINITIONS

     Unless the context clearly requires otherwise, the following words shall have the meanings set forth below when used herein:

     a) "Account" shall mean the securities account established and maintained by Bank on behalf of Lender pursuant to a separate Global Custody Agreement ("Custody Agreement"), dated as of September 7, 2001, between Bank and Lender, which Custody Agreement provides, INTER ALIA, for the safekeeping of Securities received by Bank from time to time on behalf of Lender.

     b) "Affiliate" shall mean an entity controlling, controlled by, or under common control with, Bank.

     c) "Authorized Investment" shall mean any type of instrument, security, participation or other property in which Cash Collateral may be invested or reinvested, as described in Section 5(e) hereof and Appendix 1 hereto (and as such Appendix may be amended from time to time by written agreement of the parties).

     d) "Authorized Person" shall mean, except to the extent that Bank is advised to the contrary by Proper Instruction, any person who is authorized to give instructions to Bank pursuant to the Agreement and any mandates given to Bank in connection with such Agreement. An Authorized Person shall continue to be so until such time as Bank receives Proper Instructions that any such person is no longer an Authorized Person.

     e) "Borrower" shall mean an entity listed on Appendix 2 hereto other than any entity which Bank shall have been instructed to delete from such list pursuant to Written Instructions and as such Appendix may be amended in accordance with Section 4(b) hereof.

     f) "Business Day" shall have the meaning assigned thereto in the applicable MSLA, including any applicable Addendum or Exhibit thereto and shall, include, as applicable, a New York Business Day and a Foreign Business Day.

     g) "Cash Collateral" shall mean fed funds and such U.S. currency as may be pledged by a Borrower in connection with a particular Loan.

     h) "Collateral" shall mean the types of collateral acceptable to Lender as set forth in Appendix 3 hereto. As of the date hereof, Appendix 3 is limited to Cash Collateral.

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     i)   "Collateral Account" shall mean, as the case may be, an account maintained by Bank with itself, with any Depository or with any Triparty Institution and designated as a Collateral Account for the purpose of holding any one or more of Collateral, Authorized Investments, and Proceeds in connection with Loans hereunder.

     j) "Collateral Amount" shall have the meaning assigned thereto in Section 5(c) hereof.

     k)   "Collateral Requirement" shall have the meaning assigned thereto in
          Section 5(c) hereof.

     1) "Custody Agreement" shall have the meaning assigned thereto in the definition of Account.

     m) "Depository" shall mean: (i) The Depository Trust Company, and any other securities depository or clearing agency (and each of their respective successors and nominees) registered with the U.S. Securities and Exchange Commission or registered with or regulated by the applicable foreign equivalent thereof or otherwise able to act as a securities depository or clearing agency, (ii) any transnational depository, (iii) the Federal Reserve book-entry system for the receiving and delivering of U.S. Government Securities, and (iv) any other national system for the central handling of that country's government securities.

     n)   "Distributions" shall have the meaning assigned thereto in
          Section 3(b)(v) hereof.

     o) "Dollars" shall have the meaning assigned thereto in Section 5(c) hereof.

     p)   "Loan" shall mean a loan of Securities hereunder.

     q) "Loan Fee" shall mean the amount payable by a Borrower to Bank pursuant to the applicable MSLA in connection with Loans collateralized other than by Cash Collateral (it being understood that until further notice from Lender, only Cash Collateral may be accepted on behalf of Lender).

     r) "Market Value" shall have the meaning assigned thereto in Section 7(c)(iii) hereof.

     s) "MSLA" shall mean a master securities lending agreement or securities borrowing agreement between Bank and a Borrower, pursuant to which Bank lends securities on behalf of its customers (including Lender) from time to time. A copy of Bank's standard forms of MSLA, including (as applicable) the international addendum thereto, are annexed (i) as Appendix 5A in the case of borrowers located in the United States, and (ii) as Appendix 5B in the case of borrowers located outside the United States. (The location of each Borrower is indicated in Appendix 2.)

     t) "Non-U.S. Securities" shall mean Securities other than "U.S. Securities" as defined below, and shall include Global Depositary Receipts.

     u) "Oral Instructions" shall have the meaning assigned thereto in Section 10 hereof.

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     v)   "Proceeds" shall mean interest, dividends and other payments and
          Distributions received by Bank in connection with Authorized Investments.

     w) "Proper Instructions" shall mean Oral Instructions and Written Instructions.

     x) "Rebate" shall mean the amount payable by Bank on behalf of Lender to a Borrower in connection with Loans collateralized by Cash Collateral, which shall be a percentage of the Cash Collateral as agreed by the Borrower and Bank.

     y) "Return Date" shall have the meaning assigned thereto in Section 7(c)(i) hereof.

     z) "Securities" shall mean government securities (including U.S. Government Securities), equity securities, bonds, debentures, other corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein and held pursuant to the Custody Agreement.

     aa) "Term Loan" shall have the meaning assigned thereto in Section 5(h) hereof.

     bb) "Triparty Institution" shall mean a financial institution with which Bank shall have previously entered a triparty agreement among itself, such Triparty Institution and a particular Borrower providing, among other things, for the holding of Collateral in a Collateral Account at such Triparty Institution in Bank's name on behalf of Bank's lending customers and for the substitution of Collateral; provided, however, that any substituted Collateral shall meet the then standards for acceptable Collateral set by Bank.

     cc) "U.S. Government Securities" shall mean book-entry securities issued by the U.S. Treasury (as defined in Subpart 0 of Treasury Department Circular No. 300 and any successor provisions) and any other securities issued or fully guaranteed by the United States government or any agency, instrumentality or establishment of the U.S. government, including, without limitation, securities commonly known as "Ginnie Maes," "Sally Maes," "Fannie Maes" and "Freddie Macs".

     dd) "U.S. Securities" shall mean Securities issued by an issuer that is organized under the laws of the United States or any State thereof or that are otherwise traded in the United States, and shall include American Depositary Receipts.

     ee)  "Written Instructions" shall have the meaning assigned thereto in
          Section 10 hereof.

SECTION 2 - APPOINTMENT. AUTHORITY

     (a) APPOINTMENT. Lender hereby appoints Bank as its agent to lend Securities in the Accounts on Lender's behalf on a fully disclosed basis to Borrowers from time to time in accordance with the terms hereof and on such terms and conditions and at such times as Bank shall determine and Bank may exercise all rights and powers provided under any MSLA as may be incidental thereto, and Bank hereby accepts appointment as such agent and agrees to so act.

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     (b) AUTHORITY. Lender hereby authorizes and empowers Bank to execute in
Lender's name and on its behalf and at its risk all agreements and documents as may be necessary to carry out any of the powers herein granted to Bank. Lender grants Bank the authority set forth herein notwithstanding its awareness the Bank, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Bank may be lending Securities hereunder, which transactions may give rise to actual or potential conflict of interest situations. Bank shall not be bound to:
(i) account to Lender for any sum received or profit made by Bank for its own account or the account of any other person or (ii) disclose or refuse to disclose any information or take any other action if the same would or might in Bank's judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Bank; provided that, in circumstances mentioned in (ii) above, Bank shall promptly inform Lender of the relevant facts (except where doing so would, or might in Bank's judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable as aforesaid).

SECTION 3 - REPRESENTATIONS AND WARRANTIES

     (a) REPRESENTATIONS OF EACH PARTY. Each party hereto represents and warrants to the other that (i) it has the power to execute and deliver this Lending Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Lending Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Lending Agreement shall at all times comply with all applicable laws and regulations.

     (b) REPRESENTATIONS OF LENDER. Lender represents and warrants to Bank that:
(i) this Lending Agreement is, and each Loan shall be, legally and validly entered into, and does not and shall not violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of Lender's charter or by-laws, or any agreement binding on Lender or affecting its property; (ii) the person executing this Lending Agreement and all Authorized Persons acting on behalf of Lender has and have been duly and properly authorized to do so; (iii) it is lending Securities as principal and shall not transfer, assign or encumber its interest in, or rights with respect to, any Securities available for Loan hereunder; (iv) it is the beneficial owner of all Securities or otherwise has the right to lend Securities; and (v) it is entitled to receive all interest, dividends and other distributions (including, but not limited to, payments made by the depositary in connection with American Depositary Receipts and Global Depositary Receipts) ("Distributions") made by the issuer with respect thereto. Lender shall promptly identify to Bank by notice, which notice may be oral, any Securities that are no longer subject to the representations contained in (b).

     (c) REPRESENTATIONS OF LENDER IN RESPECT OF THE MSLAs. Lender further represents and warrants to Bank that the representations and warranties to be given by Bank on Lender's behalf as set out in the MSLAs are true and will continue to be true at all times until termination of Bank's authority to act as Lender's agent as provided in this Lending Agreement.

SECTION 4 - BORROWERS

     (a) MSLA. Lender hereby acknowledges receipt of the forms of MSLA (as set forth in Appendices 5A and 5B) and authorizes Bank to lend Securities in the Account to Borrowers thereunder pursuant to an agreement substantially in the form thereof.

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     (b) BORROWERS. Securities may be lent to any Borrower listed in Appendix 2, as such Appendix may be updated from time to time to add new Borrowers and to delete entities that have ceased to be potential Borrowers. Bank shall provide Lender with notice of each proposed addition of a Borrower to such list. If Lender notifies Bank in writing within five Business Days from the date of any such notice that it objects to a potential Borrower, no Loans of Securities shall be made to such potential Borrower. If Lender does not so object within such five Business Day period, each potential Borrower notified to Lender by Bank shall be deemed acceptable to Lender as of the expiration of such five Business Day period.

SECTION 5 - LOANS

     (a) SECURITIES TO BE LENT. LENDING OPPORTUNITIES. LOAN INITIATION. All Securities of Lender held by Bank that are issued, settled or traded in the markets that have been approved by Bank from time to time for purposes of Bank's discretionary securities lending program shall be subject to the terms hereof. Bank shall seek to assure that Lender receives a fair allocation of lending opportunities vis-a-vis other lenders, taking into account the demand for and availability of Securities, types of Collateral, eligibility of Borrowers, limitations on investments of Cash Collateral, tax treatment, and similar commercial factors. From time to time, Bank may lend to Borrowers Securities held in the Account (except Securities that Lender has notified to Bank are unavailable or Securities that are no longer subject to the representations set forth in Section 3) and shall deliver such Securities against receipt of Collateral in accordance with the applicable MSLA. Bank shall have the right to decline to make any Loans to any Borrower and to discontinue lending to any Borrower in its sole discretion and without notice to Lender.

     (b) RECEIPT OF COLLATERAL. COLLATERAL SUBSTITUTION. For each Loan, Bank or a Triparty Institution shall receive and hold all Collateral required by the applicable MSLA in a Collateral Account, and Bank is hereby authorized and directed, without obtaining any further approval from Lender, to invest and reinvest all or substantially all Cash Collateral in accordance with Appendix 1 as promptly as practicable. Bank shall credit, or where applicable shall have a Triparty Institution credit, as promptly as practicable, all Collateral, Authorized Investments and Proceeds to a Collateral Account and Bank shall mark its books and records to identify Lender's interest therein, it being understood, however, that all monies credited to a Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities on whose behalf Bank may act. Bank may, in its sole discretion, liquidate any Authorized Investment and credit the net proceeds to a Collateral Account. Bank shall accept substitutions of Collateral in accordance with the applicable MSLA, and shall credit, or where applicable shall have a Triparty Institution credit, all such substitutions to a Collateral Account.

     (c) MARK TO MARKET PROCEDURES. (i) Bank shall require initial Collateral for a Loan in an amount determined by applying the then applicable "Collateral Requirement" (as defined below) to the Market Value of the Security that is the subject of the Loan together with, in the case of fixed income Securities, any accrued but unpaid interest thereon. The "Collateral Requirement" with respect to a given Security shall be an amount equal to the then applicable percentage (currently 102% where securities and the collateral therefor are denominated in the same currency, and 105% for all other securities) of the Market Value of the Security which is the subject of a Loan as determined as of the close of trading on the preceding Business Day; provided, however, that with respect to Securities such as U.S. Treasury strips and bills, where the market functions to not allow for the sale of such Securities at greater than par, the Collateral Requirement shall equal the lesser of 100% of the par value of the Security or 102% of its Market Value. (ii)(A) With respect to

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each Loan of Securities denominated in U.S. dollars ("Dollars") if, and only if, the aggregate Market Value of the Collateral held by Bank on behalf of Lender for such Loan on any Business Day is less than the aggregate Market Value of the Securities which are the subject of such Loan (together with accrued but unpaid interest in the case of fixed income Securities, but in any event exclusive of any diminution in the value of Cash Collateral investments), Bank shall demand, as needed, on each such Business Day on behalf of Lender, that the Borrower, provide additional Collateral in accordance with the applicable MSLA (it being acknowledged that pursuant to the forms of MSLA, Collateral shall be delivered by a Borrower by the close of the Business Day following the Business Day on which a Collateral demand is made by Bank). Such additional Collateral demanded, together with the Collateral then held by Bank on behalf of Lender for such Loan, shall be not less than the applicable Collateral Requirement. (B)
With respect to all loans of Securities denominated other than in Dollars from all lenders to a given Borrower (including Loans made hereunder), each Business Day Bank shall determine if the Market Value of all Collateral received by Bank from that Borrower in connection with all such loans is at least equal to the aggregate amount ("Collateral Amount") determined by applying the applicable Collateral Requirement to each Security denominated other than in Dollars on Loan to such Borrower from all lenders. If the Market Value of the Collateral held for any individual Security falls below the Market Value of such Security, or if the Market Value of all Collateral received from a given Borrower in respect of such Loans is not at least equal to the Collateral Amount, Bank shall demand, as needed, on each such Business Day on behalf of Lender, that Borrower provide additional Collateral in accordance with the applicable MSLA so as to meet the Collateral Amount by marking specific Loans (it being acknowledged that pursuant to the forms of MSLA, Collateral shall be delivered by a Borrower by the close of the Business Day following the Business Day on which a Collateral demand is made by Bank). In respect of the forgoing, additional Collateral shall not be demanded to the extent that a Collateral shortfall is on account of a diminution in the value of Cash Collateral investments. In accordance with general market practice, the Market Value of certain Securities (including, without limitation, U.S. Government Securities), whether on Loan or received as Collateral, may be determined on a same day basis by reference to recognized pricing services. Bank may from time to time establish DE MINIMIS guidelines with respect to Collateral pursuant to which a mark to market would not be made even where otherwise required hereunder.

     (d) CHANGES IN PROCEDURES APPLICABLE TO COLLATERAL. The Collateral procedures set forth in Sections 5(b)-(c) above reflect Bank's current practice and may be changed by Bank from time to time based on general market conditions (including volatility of Securities on Loan and of securities Collateral, if and when taken), the Market Value of Securities on Loan to a given Borrower, and in accordance with general market practice and regulatory requirements. Bank shall notify Lender of material revisions to the foregoing procedures.

     (e) INVESTMENT OF CASH COLLATERAL. (i) Bank is hereby authorized to invest and reinvest Cash Collateral in accordance with the investment guidelines annexed hereto as Appendix 1. (ii) Authorized Investments are made for the account of, and at the sole risk of, Lender. In that connection, Lender shall pay to Bank on demand in cash an amount equal to any deficiency in the amount of Collateral available for return to a Borrower pursuant to the applicable MSLA. Bank is authorized to select brokers and dealers for the execution of trades in connection with the investment of Cash Collateral, which broker or dealer may be an Affiliate of Bank provided that a competitive execution price is obtained.

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     (f)  DISTRIBUTIONS AND VOTING RIGHTS.

     (i) Bank shall credit the Account on payable date with the amount of all cash Distributions (but for purposes of this Section 5(f) and Section 7(b) hereof, the term "cash Distributions" shall not include any principal payment, whether paid upon the maturity of any debt Security or prior to its maturity) with respect to Securities on Loan over their record date that Lender would have received under the Custody Agreement had such Securities not been on Loan over record date; provided, that with respect to Non-U.S. Securities, Bank's obligation to credit the Account shall extend only to record dates (and Distributions made during the period of the relevant Loan) up to and including the date of any Event of Default (as defined in the applicable MSLA). To the extent that cash Distributions are not delivered to Bank by Borrower and Bank has so credited the Account with such Distributions, Bank shall be subrogated to Lender's rights against Borrower as provided in Section 7(d). In connection with the foregoing, Lender shall promptly return any amount so credited upon oral or written notification from Bank that: (a) such amount has not been paid by the issuer of the Securities or the paying agent therefor (as applicable) in the ordinary course of business or (b) such amount was incorrectly credited. If Lender does not promptly return any amount upon such notification, Bank shall be entitled, upon oral or written notification to Lender, to reverse such credit by debiting the Account for the amount previously credited.

     (ii) (a) Any non-cash Distribution which is in the nature of a stock split or a stock dividend shall be added to the existing Loan to which such dividend relates as of the date such non-cash Distribution is payable and shall be subject to the provisions hereof and the applicable MSLA. (b) Any non-cash Distribution which is in the nature of warrants or rights to purchase shares made with respect to any Securities on Loan shall be deemed to be a new Loan made by Lender to Borrower (and shall be considered to constitute Securities on Loan) as of the date such non-cash Distribution is payable and shall be subject to the provisions hereof; provided that Lender may, by giving Bank ten (10) Business Days' notice prior to the date of such non-cash Distribution (or such different amount of time as Bank may from time to time require on advice to Lender), direct Bank to request that the Borrower deliver such non-cash Distribution to Bank pursuant to the applicable MSLA, in which case Bank shall credit such non-cash Distribution to the Account. (c) If, despite (a) and (b) Lender requests that Bank instruct the Borrower to deliver a non-cash Distribution on its payable date, and Borrower fails so to deliver the non-cash Distribution, the indemnity provisions and corresponding subrogation rights set forth in Section 7 shall apply.

     (iii) During the term of any Loan, Bank shall permit the Securities on Loan to be transferred into the name of and be voted by the Borrower or others. Lender shall not be entitled to: (a) participate in any dividend reinvestment program with respect to Securities that are eligible for Loan (whether or not actually on Loan) as of the applicable record date for such Securities or (b) vote proxies with respect to Securities that are on Loan as of the applicable record date for such Securities. In those markets where it is not practical or permissible to do so, Lender shall not be entitled to vote proxies with respect to Securities that are eligible for Loan (but not actually on Loan) as of the applicable record date for such Securities. Notwithstanding the foregoing, Lender shall be entitled to instruct Bank to recall Securities on Loan to vote proxies (it being understood and agreed that in such cases the right to vote shall be contingent on such Securities being received back from Loan prior to any applicable proxy voting deadlines imposed by the issuer and Bank). Lender may also request that Bank obtain from a Borrower a commitment to vote or consent as directed with respect to a material event affecting Securities on Loan when Lender's Board of

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Trustees believes it necessary to so vote or consent, it being understood, however, that a Borrower has no obligation to so vote or consent and may, in some circumstances, be unable to do so.

     (g) ADVANCES, OVERDRAFTS AND INDEBTEDNESS. SECURITY INTEREST. Bank may, in its sole discretion, advance funds on behalf of Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled pursuant to the applicable MSLA. Lender shall repay Bank on demand the amount of any advance or any other amount owed by Lender hereunder. Any such advance shall bear interest at the rate customarily charged by Bank for such advances at the time such advance is made. In order to secure repayment of any advance or other indebtedness of Lender to Bank arising hereunder, Bank shall have a continuing lien and security interest in and to all assets now or hereafter held in the Account and any Collateral Account (to which Lender is entitled hereunder) and any other property at any time held by it for the benefit of Lender or in which Lender may have an interest which is then in Bank's possession or control or in the possession or control of any third party acting on Bank's behalf. In this regard, Bank shall be entitled to all the rights and remedies of a pledged under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.

     (h) TERMINATION OF A LOAN. (i) Loans shall generally be terminable on demand. With the prior approval of Lender, however, Loans may be made on the basis of a reasonably anticipated termination date ("Term Loan") and without providing for the right of substitution of equivalent securities. Termination of a Term Loan prior to its anticipated termination date by either Lender or Borrower may result in the terminating party having to pay the non-terminating party damages based on the cost of obtaining a replacement loan. (ii) Bank shall terminate any Loan of Securities to a Borrower as soon as practicable after: (a) receipt by Bank of a notice of termination of the respective MSLA; (b) receipt by Bank of Written Instructions directing it to terminate a Loan; (c) receipt by Bank of Written Instructions instructing it to delete from Appendix 2 the Borrower to which such Loan was made; (d) receipt by Bank of Written Instructions advising that the Security subject to a Loan is no longer subject to the representations contained in Section 3 hereof; (e) receipt by Bank of notice advising that an Event of Default (as defined in the applicable MSLA) has occurred and is continuing beyond any applicable grace period; (f) whenever Bank, in its sole discretion, elects to terminate such Loan other than a Term Loan; or (g) termination hereof. (iii) Lender acknowledges that: (1) termination hereof may result in the termination of certain Authorized Investments prior to their maturity which, in turn, may result in losses being realized in such Authorized Investments; and (2) any such losses shall be for the account and sole risk of Lender.

     (i) SALE OF A SECURITY ON LOAN. Lender shall advise Bank of the sale of Securities no later than 9:00 a.m. on the Business Day after the sale date (which notice need not be limited to Securities on Loan, but must include such Securities). Bank shall not be liable for any failures occurring on a settlement date for sale of Securities if timely notice is not given by Lender as provided in the preceding sentence, and shall not be liable in any event (except as provided in Section 7) for failure of a Borrower to return Securities on Loan in a timely fashion; provided that, if notice is given by Lender to Bank by the time set out in the preceding sentence and the Borrower does not return the Security on Loan within the settlement time frame applicable to the sale of such Security, Bank shall credit Lender for any related overdraft charges and reimburse Lender for those charges that may be incurred in connection with any resulting sale fail or, alternatively, Bank shall credit to the Account a security identical to the Security on Loan. In connection with the foregoing, Lender shall subrogate Bank to any rights Lender may have

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against the Borrower to the extent Bank makes any such payment or credit (where the credit or payment resulted in any expense to Bank). Lender shall receive contractual settlement date accounting (as described in Section 6(b) of the Custody Agreement) with respect to Securities that are on Loan to the same extent that Lender would be entitled to contractual settlement date accounting under the Custody Agreement for the sale of Securities that were not on Loan; it being understood and agreed, however, that in any given case Lender shall not be entitled to be credited with a security identical to a Security on Loan and to receive contractual settlement date accounting in respect of the sale of such Security.

     (j) RECORDKEEPING AND REPORTS. Bank shall establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. Bank shall provide Lender with a monthly statement describing the Loans made during the preceding month and the income derived from Loans during the period covered by such statement. A party shall comply with reasonable requests of the other party for information necessary to the requester's performance of its duties hereunder.

SECTION 6 - DEFAULT BY BORROWER

     (i) Bank may assume (unless it has actual knowledge to the contrary) that any representations made by a Borrower in connection with any Loan are true, that no event which is or may become an Event of Default (as defined in the applicable MSLA) has occurred and that a Borrower has complied with its obligations under the applicable MSLA. Subject to Sections 5(f)(i)-(ii) and Sections 7(b)-(c) hereof, Bank shall have no responsibility for any breach of any obligation by any Borrower under or in connection with any MSLA or Loan. Bank shall have no responsibility for the accuracy or completeness of any information supplied by any Borrower. Bank shall not be liable as a result of taking or omitting to take any action, provided that Bank shall have carried out its responsibilities as lending agent hereunder in good faith. (ii) If any Borrower with respect to any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan when due thereunder for reasons other than relating to the solvency of the Borrower, Bank shall then, in addition to taking whatever action may be required by Section 7(c) hereof, take whatever action it deems appropriate in accordance with general market practice and Bank's reasonable judgment, including, but not necessarily limited to, claiming compensation from such Borrower on behalf of Lender in the event a trade executed by Lender fails on account of such Borrower's failure timely to have returned Securities on Loan or, where Bank deems it necessary, such other action as may be permitted by the applicable MSLA. (iii) If any Borrower with respect to any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan when due thereunder for reasons relating to the solvency of the Borrower, Bank shall then, in addition to taking whatever action may be required by Section 7(c) hereof, take such action as its deems appropriate in accordance with Bank's reasonable judgment under the applicable MSLA.

SECTION 7 - LIABILITIES. INDEMNIFICATION

     (a) LIABILITIES. Except as provided in Sections 5(f)(i)-(ii) and Sections 7(b)-(c) hereof, Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by Lender, except those costs, expenses, damages, liabilities and claims arising out of the negligence, bad faith or willful misconduct of Bank. Bank shall have no obligation hereunder for: (i) costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees), which are sustained or incurred by Lender by reason of any action or inaction by any pricing service, any Depository or a Triparty Institution or their respective successors or nominees; and (ii) any failure to perform any obligation due to any matters beyond the control of Bank. In no event shall Bank be liable for indirect or consequential damages or lost profits or loss of business, arising hereunder or in connection herewith, even if previously informed of the possibility of such damages and regardless of the form of action.

     Except for any costs or expenses incurred by Bank in performing its obligations pursuant to Sections 5(f)(i)-(ii) and Sections 7(b)-(c) hereof and ordinary operating expenses incurred by Bank in providing services hereunder, Lender shall indemnify Bank and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, which Bank may sustain or incur or which may be asserted against Bank by reason of or as a result of any action taken or omitted by Bank in connection with operating hereunder or enforcing Lender's rights under the applicable MSLA, other than those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank. The foregoing indemnity shall be a continuing obligation of Lender, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Lending Agreement. Bank may charge any amounts to which it is entitled hereunder against the Account, and Lender shall be entitled to an accounting of all amounts so charged. Actions taken or omitted in reliance upon Proper Instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Bank, in good faith, to be genuine or bearing the signature of a person or persons believed, in good faith, to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.

     (b) INDEMNIFICATION OF LENDER IN RESPECT OF DISTRIBUTIONS. If the Borrower in respect of any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to deliver any non-cash Distributions with respect to Securities on Loan as and when requested to do so by Bank as provided in Section 5(f)(ii)(c) hereof, Bank shall with respect to: (x) U.S. Securities at its option, credit such non-cash Distribution or an amount equivalent thereto to the Account on the date it is due, and (y) Non-U.S. Securities, for any non-cash Distributions made during the period of the relevant Loan (up to and including the date of any Event of Default) or for any non-cash Distributions for which the record date occurs on or before the date of any Event of Default, Bank shall, at its option, either (i) purchase for the Account replacement securities (of an equal amount of the same issue, class, type or series as the Distribution) on the principal market in which such securities are traded or (ii) credit the Account with the Market Value in Dollars of such Distributions on the due date as determined by Bank in good faith. The foregoing shall, subject to Sections 7(c)(iii) and 7(d) hereof, be at Bank's expense.

     (c) INDEMNIFICATION OF LENDER IN RESPECT OF SECURITIES.

     (i) U.S. SECURITIES. If the Borrower in respect of any Loan of U.S. Securities effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan to Bank for the Account when due thereunder, which is the date an Event of Default shall have occurred under the applicable MSLA (the "Return Date"), then Bank shall, at its expense, but subject to Sections 7(c)(iii) and 7(d) hereof, deposit replacement Securities of the same issue, type, class and series to the Account, as soon as practicable. If Bank is unable to obtain replacement Securities, Bank shall, at its expense, but subject to Sections 7(c)(iii) and 7(d) hereof, credit the Account in Dollars with the Market Value of such Securities on Loan on the credit date.

     (ii) NON-U.S. SECURITIES. If the Borrower in respect of any Loan of Non-U.S. Securities effected pursuant hereto and pursuant to the applicable MSLA fails to return any such Securities on Loan to Bank for the Account on the Return Date, Bank shall, at Bank's sole election and at its expense, but subject to Sections 7(c)(iii) and 7(d) hereof and to Bank not being responsible to compensate Lender for any increase in the Market Value of such Non-U.S. Securities after the Return Date, as soon as practicable, either (x) deposit replacement Securities of the same issue, type, class and series to the Account as the Securities on Loan up to the Market Value of such Securities determined as of the Return Date or (y) credit the Account, in Dollars, with the Market Value of the Securities on Loan determined as of the Return Date.

     (iii) In connection with Section 7(b) and Section (c)(i) and (ii) above, "Market Value" (or "Value" in the case of Borrowers subject to Appendix 5B) shall: (y) be determined by Bank in accordance with the applicable MSLA, including the computation of Dollar equivalents where Securities on Loan and/or Collateral (and Proceeds) are denominated in a currency other than Dollars; and
(z) in the case of fixed income Securities, including any accrued but unpaid interest thereon. If the Market Value of the Cash Collateral on a credit date or a Return Date is less than that which is required to purchase replacement securities (and non-cash Distributions) or to credit the Account with the Market Value in Dollars of the Securities on Loan (and non-cash Distributions) as a result of a decrease in the Market Value of Authorized Investments, Bank shall not be responsible for that decrease and shall deposit replacement securities or credit the Account, with the Market Value of such Securities on Loan only to an amount net of the decrease in Market Value of Authorized Investments.

     (d) SUBROGATION. If Bank makes a payment or a purchase pursuant to Sections 5(f), 7(b) or 7(c) Bank shall, to the extent of such payment or purchase, be subrogated to, and Lender shall assign and be deemed to have assigned to Bank, all of its rights in, to and against the Borrower (and any guarantor thereof) in respect of such Loan, any Collateral pledged by the Borrower in respect of such Loan, and all proceeds of such Collateral. In the event that Lender receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which Bank is subrogated as provided herein, Lender shall promptly remit or pay to Bank the same (or its Dollar equivalent).

SECTION 8 - BANK COMPENSATION

     The compensation payable to Bank hereunder shall be as set forth in the fee schedule annexed hereto as Appendix 6, as the same may be amended from time to time. Bank is authorized, on a monthly basis, to charge such fees (together with reasonable expenses incurred by Bank hereunder) and any other amounts owed by Lender hereunder against the Account and/or a Collateral Account.

SECTION 9 - TAXES

     (a) Lender shall be responsible for all filings, tax returns and reports on any Loans undertaken by Bank on Lender's behalf which are to be made to any authority whether governmental or otherwise and for the payment of all unpaid calls, taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities or any Collateral, and insofar as Bank is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender's behalf, Bank may do so out of any monies or assets held by it pursuant to the terms of the Custody Agreement or hereunder.

     (b) Lender acknowledges that: (i) the tax treatment of the payments made by a Borrower to Lender in lieu of Distributions (including, by way of illustration and not of limitation, with respect to any dividends received deduction and amounts paid by the depositary on American Depositary Receipts and Global Depositary Receipts) may differ from the tax treatment of the Distribution to which such payments relate; and (ii) it has made its own determination as to the tax treatment of any Loan made pursuant hereto, of any in lieu of payments made by a Borrower and of any remuneration and any other amounts that may be received by it hereunder.

     (c) The parties intend any Loan to qualify as a securities lending transaction subject to Section 1058 of the Internal Revenue Code of 1986, as amended, and, in that connection, Bank confirms that its documentation is designed to help assure that lending transactions so qualify. Each party shall refrain from taking any action that would reasonably be expected to cause any Loan to fail to so qualify.

SECTION 10 - INSTRUCTIONS

     (a)(i) WRITTEN INSTRUCTIONS. "Written Instructions" shall mean written communications actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video (CRT) terminal or other on-line system, or any other method reasonably acceptable to Bank and whereby Bank is able to verify with a reasonable degree of certainty the identity of the sender of such communications or which communications are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify. (ii) ORAL INSTRUCTIONS. "Oral Instructions" shall mean oral communications actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person. Oral Instructions shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Lender shall hold Bank harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the Oral Instructions received, or Bank's failure to produce such confirmation at any subsequent time. Lender shall be responsible for safeguarding any testkeys, identification codes or other security devices which Bank may make available to Lender or its Authorized Persons.

     (b) Unless otherwise expressly provided, all Proper Instructions shall continue in full force and effect until canceled or superseded.

SECTION 11 - PRICING SERVICES

     Bank may use any pricing service referred to in an applicable MSLA and any other recognized pricing service (including itself and any of its Affiliates) in order to perform its valuation responsibilities with respect to Securities, Collateral and Authorized Investments, and Lender shall hold Bank harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing service. If Lender advises Bank that there is a material discrepancy between the price assigned to a Security in the calculation of a Lender's net asset value by Lender and the price assigned by Bank in connection with the indemnity contained in

Section 7(c) where Bank credits the Market Value of a Security to Lender, the parties shall negotiate in good faith on the price to apply.

SECTION 12 - TERMINATION

     This Lending Agreement may be terminated at any time by either party upon delivery to the other party of notice specifying the date of such termination, which shall be not less than 30 days after the date of receipt of such notice. Notwithstanding any such notice, this Lending Agreement shall continue in full force and effect with respect to all Loans outstanding on the termination date, which Loans shall, however, be terminated as soon as reasonably practicable.

SECTION 13 - MISCELLANEOUS

     (a) LEGAL PROCEEDINGS. Bank may refrain from bringing any legal action or proceeding arising out of or in connection with any Loan until it shall have received such security as it may require for all costs, expenses (including legal fees) and liabilities which it shall or may expend or incur in relation thereto.

     (b) INTEGRATION. LENDING AGREEMENT TO GOVERN. This Lending Agreement and the Custody Agreement contain the complete agreement of the parties with respect to the subject matter hereof and supersede and replace any previously made proposals, representations, warranties or agreements with respect thereto by the parties. In the event of any conflict between this Lending Agreement and the Custody Agreement, this Lending Agreement shall govern.

     (c) NOTICES. Unless expressly provided herein to the contrary, notices hereunder shall be in writing, and delivered by facsimile, telecopier, overnight express mail, first-class postage prepaid, delivered personally or by receipted courier service. All such notices which are mailed shall be deemed delivered upon receipt. Notices shall be addressed as follows (or to such other address as a party may from time to time designate on notice duly given in accordance with this Section): notices to Bank shall be addressed to it at, 4 New York Plaza, New York, New York, 10004, Attention: Global Securities Lending; notices to be given to Lender shall be addressed to it at its offices at 522 Fifth Avenue, New York, New York 10036, Attention: Nina O. Shenker, Esq., with copies to Robert Kravantka, Christopher Walsh, Lydia Apping and Garfield Johnson.

     (d) AMENDMENTS. WAIVER. This Lending Agreement may be modified only by a written amendment signed by both parties, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

     (e) GOVERNING LAW. CONSENT TO JURISDICTION. WAIVER OF IMMUNITY. THIS LENDING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Bank and Lender each hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and Lender hereby waives any claim of FORUM NON CONVENIENS to the extent that it may lawfully do so. To the extent that in any jurisdiction Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Lender irrevocably shall not claim, and it hereby waives, such immunity.

     (f) COUNTERPARTS, HEADINGS. This Lending Agreement may be executed in several counterparts, each one of which shall constitute an original, and all collectively shall constitute but one instrument. The headings of the sections hereof are included for convenience of reference only and do not form part of this Lending Agreement.

     (g) SEVERABILITY. Any provisions hereof which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (h) IDENTITY OF ADVISER. If Lender is a registered investment company, the name of the investment adviser (and subadvisers, if any), to Lender is set forth on Exhibit A. Lender shall promptly notify Bank of any change in the identity of any of the foregoing.

     (i) MULTIPLE LENDERS. This Lending Agreement shall, and shall be deemed to, create a separate agreement for each series or investment company (in the case of an investment company that does not consist of a separate series) listed on Exhibit A. For any Loan, each reference in this Lending Agreement to Lender shall be, and shall be deemed to be, a reference solely to the particular series or investment company to which that Loan relates. In no circumstances shall the rights, obligations or remedies with respect to a particular series or investment company, as the case may be, constitute a right, obligation or remedy with respect to any other series or investment company. Specifically, and without limiting the scope of the foregoing, Bank shall have no right to set off claims of, or amounts payable to, one series or investment company, as the case may be, by applying property of any other series or investment company.

     IN WITNESS WHEREOF, the parties have executed this Lending Agreement as of the date first above-written.


J.P. Morgan Funds                                      JPMORGAN CHASE BANK
J.P. Morgan Institutional Funds
J.P. Morgan Series Trust
Mutual Fund Group
Fleming Mutual Fund Group, Inc.
Mutual Fund Select Group
Mutual Fund Investment Trust
(on behalf of each of the respective
funds listed on Exhibit A to which
the above entities relate)


By: /s/ Stephen Ungerman                               By: /s/ Gene Gemelli
   ---------------------                                  -------------------
Name:  Stephen Ungerman                                Name:   GENE GEMELLI
Title: Vice President & Assistant Treasurer            Title:  VICE PRESIDENT
Date:  10/15/02                                        Date:     10/18/02

                                    EXHIBIT A

J.P. MORGAN FUNDS
JPMorgan U.S. Small Company Opportunities Fund (1)

J.P. MORGAN INSTITUTIONAL FUNDS
JPMorgan Fleming Emerging Markets Equity Fund(1)
JPMorgan Fleming International Value Fund(1)
JPMorgan Fleming International Opportunities Fund(1)
JPMorgan U.S. Equity Fund(1)
JPMorgan U.S. Small Company Fund(1)
JPMorgan Diversified Fund(1)
JPMorgan Disciplined Equity Fund(1)

J.P. MORGAN SERIES TRUST
JPMorgan Global 50 Fund(1)
JPMorgan Global Healthcare Fund(1)
JPMorgan Market Neutral Fund(1)
JPMorgan Disciplined Equity Value Fund(1)

J.P. MORGAN MUTUAL FUND GROUP
JPMorgan Fleming Asia Equity Fund(1)
JPMorgan Fleming European Fund(2)
JPMorgan Fleming Japan Fund(2)
JPMorgan Capital Growth Fund(2)
JPMorgan Growth & Income Fund(2)(3)
JPMorgan Dynamic Small Cap Fund(2)
JPMorgan Small Cap Equity Fund(2)
JPMorgan Select Growth and Income Fund(2)(3)

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.
JPMorgan Mid Cap Value Fund(4)
JPMorgan Small Cap Growth Fund(4)

J.P. MORGAN MUTUAL FUND SELECT GROUP
JPMorgan Fleming International Equity Fund(2)
JPMorgan Mid Cap Equity Fund(2)
JPMorgan Trust Small Cap Equity Fund(2)

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST
JPMorgan Equity Income Fund (2)
JPMorgan Mid Cap Growth Fund (2)

----------
(1) J.P. Morgan Investment Management Inc. is the Fund's investment adviser.
(2) J.P. Morgan Fleming Asset Management (USA) Inc. is the Fund's investment adviser
(3) Part of Growth & Income Portfolio
(4) Robert Fleming Inc. is the Fund's investment adviser